Exhibit 99.2

NMS Communications Announces Sale of its AccessGate(TM) Business

Monday December 24, 9:00 am ET

FRAMINGHAM, Mass.—(BUSINESS WIRE)—NMS Communications Corp. (NASDAQ: NMSS - News), a leading provider of applications and platforms for value-added services for mobile telecommunications networks, today announced the sale of its AccessGate™ business to Verso Technologies, Inc. (NASDAQ: VRSO - News), a global technology provider of next generation network solutions. Under the terms of the agreement, Verso acquired the business and associated assets and liabilities for total consideration of $3.35 million, including $850,000 of cash and $2.5 million of Verso common stock. The AccessGate™ business will be integrated with Verso’s NetPerformer optimization product line, and substantially all the NMS employees of the AccessGate™ business will become employees of Verso Technologies, Inc.

“This sale will enable us to focus all our resources on our two strategic business units: the Communications Platforms business and the recently launched LiveWire Mobile business. We significantly sharpened our focus on these two business areas with the re-organization of the company earlier this year into two fully integrated businesses, and the sale of the AccessGate™ business is another step forward on this path,” said Bob Schechter, NMS Communications’ Chairman and CEO. “AccessGate’s solutions have been well received in the marketplace and we believe the business will be in an even better position to thrive as part of Verso Technologies.”

“We have made significant progress toward improving our financial performance throughout the year. LiveWire Mobile is on track to achieve another year of significant top line growth and major milestones, such as the managed service launch of Virgin Mobile’s ringback tone offering during Q4 2007. The Communications Platforms business is on track for a year of solid profitability and healthier second-half top line performance, and has likewise achieved significant design win milestones, such as the recently announced selection of our 3G Mobile TV platform by China’s Datang Mobile for its 3G Mobile Interactive Entertainment solution.” Schechter concluded.

Updated Q4 2007 Guidance

AccessGate™ will be treated as a discontinued operation and as such will not be included in revenues and operating income results from continuing operations, both currently and retrospectively. Previously reported AccessGate™ revenues in Q3 2007 were approximately $2 million, and the AccessGate™ business operated at approximately break- even on a non-GAAP basis.

Excluding AccessGate™ revenues and operating income from Q4 2007 results, we currently anticipate Q4 2007 revenues from continuing operations to be up modestly from comparable Q3 2007 levels, and we expect to operate at about break-even from continuing operations on a non-GAAP basis. These expectations are unchanged from our previously issued guidance after the removal of AccessGate™ from continuing operations for all reporting periods.

About NMS Communications

NMS Communications (NASDAQ:NMSS - News) is a leading provider of applications, platforms and technologies that make possible the rapid creation and deployment of a broad range of value-added services, from voice mail to IVR to ringback and mobile TV. Visit www.nmss.com for more information

Statements in this document expressing the beliefs and expectations of management regarding future performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements about our expected future financial and operating performance and demand for and performance of our products and growth opportunities. These statements are based on management’s expectations as of the date of this release and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, uncertainty in communications spending, the implementation of the Company’s strategic repositioning and market acceptance of the Company’s new solutions strategy, quarterly fluctuations in financial results, the Company’s ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company’s contract manufacturer and product component vendors and other risks. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

Use of Non-GAAP Financial Measures

The Company has provided in this release references to non-GAAP net income and/or non-GAAP earnings (loss) per share figures, which are non-GAAP financial measures adjusted to exclude certain non-cash and other specified expenses. The Company believes that these non-GAAP financial measures are useful to help investors better understand and assess the Company’s past financial performance and prospects for the future and facilitates comparisons with the performance of others in our industry. Management uses these non-GAAP financial measures when evaluating the Company’s financial results, as well as for internal planning and forecasting purposes. Specifically, in addition to the reasons stated above, the Company excludes stock-based compensation from its non-GAAP financial measures because the accounting treatment for stock-based compensation has changed with the adoption of SFAS 123R. Therefore, management believes that excluding stock-based compensation from its non-GAAP financial measures is useful in order to offer consistent information that is comparable to previous information that the Company has publicly disclosed with respect to prior periods for which stock-based compensation was not expensed in accordance with the accounting rules applicable to such periods. Additionally, the Company excludes the effects of amortization of acquired intangible assets from its non-GAAP financial measures because, in the period prior to the Openera acquisition, it did not incur amortization expense of this nature, and the exclusion of this amount helps investors compare operating expenses with prior periods. The non-GAAP financial measures disclosed by the Company, however, should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

NMS Communications, MyCaller and AccessGate™ are trademarks of NMS Communications Corporation. All other brand or product names may be trademarks or registered trademarks of their respective holders.

Contact:

NMS Communications

Herb Shumway, 508-271-1481

CFO

Herb_Shumway@nmss.com